Exhibit 99.1

(1)         The Class B Ordinary Shares of Apollo Strategic Growth Capital (the “Issuer”) reported as beneficially owned represent the aggregate number of shares that are held of record by APSG Sponsor, L.P. (“APSG Sponsor”).  The Class B Ordinary Shares are convertible into the Issuer’s Class A Ordinary Shares on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described under the heading “Description of Securities-Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-248847). The Class B Ordinary Shares have no expiration date.

The disposition of Class B Ordinary Shares reported herein resulted from their forfeiture for no consideration pursuant to the terms of a letter agreement among the Issuer and its officers and directors and APSG Sponsor, pursuant to which APSG Sponsor agreed that it would forfeit, for no consideration, an aggregate number of Class B Ordinary Shares based upon the extent to which the underwriters’ over-allotment option was exercised in connection with the Issuer’s initial public offering.

AP Caps II Holdings GP, LLC (“Holdings GP”) is the general partner of APSG Sponsor. Apollo Principal Holdings III, L.P. (“Principal III”) is the managing member of Holdings GP and sole limited partner of APSG Sponsor. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III. Leon Black, Joshua Harris and Marc Rowan are the directors of Principal III GP, and as such may be deemed to have voting and dispositive control of the Class A Ordinary Shares held of record by APSG Sponsor.

Each of the reporting persons, and Messrs. Black, Harris and Rowan, disclaims beneficial ownership of any securities reported herein as held by APSG Sponsor, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of APSG Sponsor, Holdings GP, Principal III and Principal III GP is c/o Walkers Corporate Limited; Cayman Corporate Centre; 27 Hospital Road; George Town; Grand Cayman KY1-9008. The address of each of Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.